EXHIBIT 99.1

MCI ISSUES APRIL 2003 MONTHLY OPERATING RESULTS

Company Makes Progress on Business Objectives

ASHBURN, Va., June 17, 2003 – MCI today filed its April 2003 monthly operating report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of April, MCI recorded $2.05 billion in revenue versus $2.10 billion in March 2003.

Operating income in April increased to $114 million from $84 million in March. The improvement in operating income is due to an $81 million reduction in operating expenses driven primarily by contract restructuring savings and declines in selling, general and administrative expenses.

April reorganization items were $117 million versus $48 million in March. Of the $117 million in reorganization items, $41 million consisted of cash items used primarily for international lease rejections, severance and professional fees.

During the restructuring process, certain business activities will drive one-time costs that will be recognized in the month in which they were incurred. These expenses are expected to fluctuate from month to month as the Company implements its cost reduction plans.

In April, MCI recorded capital expenditures of $58 million, including $41 million for PP&E and $17 million for related software. MCI ended April with $3.7 billion in cash on hand, an increase of approximately $400 million from the beginning of the month.

“While the environment continues to be challenging, we are making clear progress in reducing our costs and rebuilding our business,” said Bob Blakely, MCI chief financial officer. “We are profitable and cash flow remains strong. We filed our consensual Plan of Reorganization on time and we are now, more than ever, focused on executing against our three-year business plan as we drive toward emerging from Chapter 11 this fall.”

The financial results discussed in the April 2003 Monthly Operating Report exclude the results of Embratel. Until MCI completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on MCI’s Restructuring Information Desk at http://www.global.mci.com/news/infodesk.

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, MCI believes that when it emerges from bankruptcy proceedings,

its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization. The effective date will not occur until after the Bankruptcy Court confirms the Plan of Reorganization.

###

2